Rule 424(b)(3)
                                               File No. 333-29677

Pricing Supplement No. 0169                  Dated: March 9, 1998
(To Prospectus dated June 26, 1997 and
Prospectus Supplement dated July 2, 1997)

                     XEROX CREDIT CORPORATION
                   Medium-Term Notes, Series F
           Due Nine Months or More From Date of Issue
__________________________________________________________________

                              GENERAL
__________________________________________________________________

Principal Amount: $25,000,000
Issue Price: 100% of Principal Amount (see below under "If as
  Principal" if Agent is acting as Principal)
Agent's Discount or Commission: None
Net proceeds to Company: $25,000,000 (100% of Principal Amount) Original Issue Date (Settlement Date): March 24, 1998
Maturity Date: March 24, 2008
Agent: CIBC Oppenheimer Corp.
Agent's capacity: / / As Agent
                  /X/ As Principal (see below)
  If as Principal:
  /X/ The Note is being offered at varying prices related to prevailing market prices at the time of resale.
  / / The Note is being offered at a fixed initial public
      offering price of   % of Principal Amount.
Form: /X/ Book Entry      / / Certificated
Specified Currency: U.S. Dollars
Authorized Denominations: $1,000
  Integral Multiples in excess thereof: $1,000
__________________________________________________________________

                             INTEREST
__________________________________________________________________

/X/ Fixed Rate Note (other than Amortizing or Zero-Coupon Note):

The rate of interest on the Note will be as follows:

  From and including    To but excluding    Rate per annum
  ------------------    ----------------    --------------

  March 24, 1998        March 24, 2000      6.25%
  March 24, 2000        March 24, 2001      6.30%
  March 24, 2001        March 24, 2002      6.40%
  March 24, 2002        March 24, 2003      6.45%
  March 24, 2003        March 24, 2004      6.50%
  March 24, 2004        March 24, 2005      6.55%
  March 24, 2005        March 24, 2006      6.60%
  March 24, 2006        March 24, 2007      6.75%
  March 24, 2007        Maturity Date       7.00%

Interest on the Note will be calculated on a 30/360 basis and will be payable semiannually in arrears on September 24 and March 24, commencing September 24, 1998, through and including the date of Maturity (each, an "Interest Payment Date"); and the Regular Record Date in respect of each Interest Payment Date will be the date which is 15 days (whether or not a Business Day) immediately prior to such Interest Payment Date.
__________________________________________________________________

    EARLY REDEMPTION AND/OR REPAYMENT, AND OPTIONAL EXTENSION
          OF MATURITY DATE, RESETS AND PAYMENT CURRENCY
__________________________________________________________________

Early redemption at Company's option:
  / / No    /X/ Yes  (See below)

  Redemption date(s): March 24, 2000, and each Interest Payment Date thereafter.
  Redemption price(s): 100% of the principal amount of the Note. Other provisions: The Note may be redeemed only in whole and not in part, and upon at least 30 days prior notice to the Holder of the Note.

Early repayment at Holder's option:
  /X/ No    / / Yes

Option to extend Maturity Date:
  /X/ No    / / Yes

Option to reset interest rate:
  /X/ No    / / Yes
__________________________________________________________________

                            ATTACHMENT
__________________________________________________________________

None.